Bond Labs Reports Profitable 3rd Quarter and YTD Results

OMAHA, Neb.--(BUSINESS WIRE) -- Nov. 14, 2011 -- Bond Laboratories, Inc. (OTCBB:) (“Bond Labs”), a national provider of innovative and proprietary nutritional supplements for health conscious consumers, today announced continued significant revenue growth and positive net income for the third fiscal quarter of 2011. Revenue for the quarter ended September 30, 2011 grew to $3.2 million as compared to $2.0 million for the quarter ended September 30, 2010, an increase of 58%. Bond Labs also reported its third consecutive quarter with positive net income, posting a profit of $291,000 for the quarter ended September 30, 2011 as compared to a net loss of ($560,000) for the same period last year. Year to date, Bonds Labs reported revenue and net income of $9.4 million and $782,000, respectively, for the nine month period ended September 30, 2011 as compared to revenue of $6.4 million and a net loss and ($1.5) million for the comparable period last year.

“We are thrilled to again report both continued, notable revenue growth and positive net income for the third consecutive fiscal quarter. Our year-to date-revenue increased 45%, or almost $3 million, over the comparable period last year. Perhaps even more significant, our year-to-date net income increased almost $2.4 million as compared to our results from the nine months ended September 30, 2010,” commented Bond Labs CEO, John S. Wilson.

“Our growth strategy, which includes increasing the number of GNC franchised outlets selling NDS products and launching new innovative products that create significant value for both Bond Labs and our GNC franchise partners, continues to produce strong results. Over the last twenty-one months, we have increased the number of franchise locations in our distribution system by over 150%, from approximately 320 at the end of 2009 to more than 800 today. In addition to that, we introduced 14 new highly successful and innovative products into GNC’s distribution system. I am truly excited about our prospects, not just for the remainder of the year, but for 2012 and beyond,” concluded Mr. Wilson.

About Bond Labs

Bond Laboratories is a manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. The Company produces and markets products through its NDS Nutrition division. NDS’ products number over 60 brands of energy, sports, and dietary supplements. These products are sold directly through specialty health and nutrition retailers, and are included among the top-selling products at GNC® franchises. Bond Labs is headquartered in Omaha, Nebraska. For more information, please visit .

Safe Harbor

Statements about the Company’s future expectations and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact

Surety Financial Group, LLC
Bruce Weinstein

410-833-0078

Source: Bond Laboratories, Inc.